Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
CRESCENT FINANCIAL CORPORATION
AND
CRESCENT FINANCIAL BANCSHARES, INC.

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of the 2nd day of May 2011, by and between CRESCENT FINANCIAL CORPORATION, Cary, North Carolina, a North Carolina business corporation (“Crescent”), and CRESCENT FINANCIAL BANCSHARES, INC., Cary, North Carolina, a Delaware corporation and wholly-owned subsidiary of Crescent (“NewCo”). Crescent and NewCo are sometimes referred to herein as the “Constituent Corporations.”

WITNESSETH

WHEREAS, Crescent is a North Carolina business corporation with its principal office and place of business located in Cary, North Carolina; and,

WHEREAS, NewCo is a Delaware corporation with its principal office and place of business located in Cary, North Carolina; and,

WHEREAS, the respective Boards of Directors of Crescent and NewCo have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the transactions provided for herein; and,

WHEREAS, the respective Boards of Directors of Crescent and NewCo have approved and recommended and declared the advisability of this Agreement, and have directed that this Agreement be submitted to a vote of their respective shareholders and sole stockholder and executed by the undersigned officers.

NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants, and promises herein contained, and subject to the terms and conditions hereof, Crescent and NewCo hereby mutually agree as follows:

ARTICLE I
THE MERGER

1.01.           Parties to Merger.  The parties to the proposed merger are Crescent and NewCo.

1.02.           Nature of Transaction.  Subject to the provisions of this Agreement and Plan of Merger (the “Agreement”), Crescent shall be merged with and into NewCo (the “Merger”) with the effect provided in the North Carolina Business Corporation Act (“NCBCA”) and the Delaware General Corporation Law (“DGCL”).

1.03.           Surviving Corporation.  NewCo shall be the surviving corporation in the Merger (the “Surviving Corporation”). At the Effective Time (as defined in Paragraph 1.04 below) of the Merger, the name of the Surviving Corporation shall be Crescent Financial Bancshares, Inc.

1.04.           Effective Time.  Subject to the terms and conditions set forth herein (including, without limitation, the receipt of all required approvals of governmental agencies and regulatory authorities), the Merger shall be effective on the date and at the time (the “Effective Time”) on which a “Certificate of Merger” and the other provisions required by, and executed in accordance with, applicable Delaware and federal law shall have been accepted for filing by the Secretary of State of the State of Delaware and the Articles of Merger, as required by applicable North Carolina law, shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later time as may be specified in the Certificate of Merger).

1.05.           Effect of the Merger.  At the Effective Time, the separate corporate existence of Crescent shall cease and the corporate existence of NewCo shall continue with all of its purposes, objects, rights, privileges, powers, and franchises, all of which shall be unaffected and unimpaired by the Merger. NewCo, as the Surviving Corporation, (a) shall continue to possess all of its assets, rights, powers, and property as constituted immediately prior to the Effective Time of the Merger; (ii) shall be subject to all actions previously taken by its and Crescent’s Boards of Directors; (iii) shall succeed, without other transfer, to all of the assets, rights, powers, and property of Crescent in the manner more fully set forth in Section 259 of the DGCL; (iv) shall continue to be subject to all of the debts, liabilities, and obligations of NewCo as constituted immediately prior to the Effective Time of the Merger; and (v) shall succeed, without other transfer, to all of the debts, liabilities, and obligations of Crescent in the same manner as if NewCo had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the NCBCA.

1.06.           Conversion and Optional Exchange of Shares.

(a)              At the Effective Time of the Merger, each share of Crescent common stock, $1.00 par value per share, issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares, or any other person, be converted into one (1) fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)              At the Effective Time of the Merger, each share of Crescent Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value (the “Crescent Series A Preferred Stock”), issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares, or any other person, be converted into one (1) fully paid and nonassessable share of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share, of the Surviving Corporation (the “Surviving Corporation Series A Preferred Stock”), with the same terms and preferences as the Crescent Series A Preferred Stock.

1.07.           Crescent Options, Incentive Plan Awards, and Convertible Securities.  At the Effective Time of the Merger, the Surviving Corporation shall assume and continue the 1999 Incentive Stock Option Plan, the 1999 Nonstatutory Stock Option Plan, the 2003 Nonstatutory Stock Option Plan, the 2003 Incentive Stock Option Plan, the PCCB Incentive Stock Option Plan, and the PCCB Nonstatutory Stock Option Plan, as well as the 2006 Omnibus Stock Ownership and Long Term Incentive Plan, and all other plans of Crescent providing for equity-based incentives (collectively, the “Incentive Plans”). Each outstanding and unexercised option or other right to purchase or receive or security convertible into Crescent common stock shall become an option or right to purchase or receive or a security convertible into the Surviving Corporation’s common stock on the basis of one share of the Surviving Corporation’s common stock for each share of Crescent’s common stock issuable pursuant to any such option, right to purchase, or convertible security, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such Crescent option, stock purchase right, or convertible security at the Effective Time of the Merger. There are no options, purchase rights for, or securities convertible into preferred stock of Crescent under the Incentive Plans.

A number of shares of the Surviving Corporation’s common stock shall be reserved for issuance under the Incentive Plans equal to the number of shares of Crescent common stock so reserved immediately prior to the Effective Time of the Merger.

1.08.           NewCo Common Stock.  Upon the Effective Time of the Merger, each share of common stock, par value $0.001 per share, of NewCo issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by NewCo, the holder of such shares, or any other person, be canceled and returned to the status of authorized but unissued shares, without any consideration being delivered in respect thereof.

1.09.           Surrender of Certificates.

(a)    After the Effective Time of the Merger, each holder of an outstanding certificate representing Crescent common stock or Crescent Series A Preferred Stock may, at such holder’s option, surrender the same for cancellation to the Surviving Corporation or its designated exchange agent (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s common stock or Surviving Corporation Series A Preferred Stock, as the case may be, into which the surrendered shares were converted as provided herein. Until so surrendered, each outstanding certificate theretofore representing shares of Crescent capital stock shall be deemed for all purposes to represent the number of whole shares of the appropriate class and series of the Surviving Corporation’s capital stock into which such shares of Crescent capital stock were converted in the Merger.

(b)    The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of capital stock of the Surviving Corporation represented by such outstanding certificate as provided above.

(c)    Each certificate representing capital stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Crescent so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

(d)    If any certificate for shares of Surviving Corporation’s stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

1.10.           Dissenters.  Any shareholder of Crescent Series A Preferred Stock who properly exercises the right of dissent and appraisal with respect to the Merger as provided in Section 55-13-02 of the North Carolina General Statutes (“Dissenters’ Rights”) shall be entitled to receive payment of the fair value of such shares of Crescent Series A Preferred Stock in the manner and pursuant to the procedures provided therein. Shares of Crescent Series A Preferred Stock held by persons who exercise Dissenters’ Rights shall not be converted as described in Paragraph 1.06(b). However, if any shareholder of Crescent Series A Preferred Stock who exercises Dissenters’ Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of that shareholder’s shares of Crescent Series A Preferred Stock shall be deemed to have been converted as provided in Paragraph 1.06(b) hereof. Only shareholders of Crescent Series A Preferred Stock are provided such Dissenters’ Rights due to the applicability to the shareholders of Crescent common stock of Section 55-13-02(c) of the North Carolina General Statutes.

1.11.           Lost Certificates.  Shareholders of Crescent whose Crescent Certificates have been lost, destroyed, stolen, or otherwise are missing shall be entitled to the issuance of a corresponding number of shares of the Surviving Company as provided in Paragraph 1.06 in accordance with and upon compliance with reasonable conditions imposed by the Surviving Company or its exchange agent, including without limitation, a requirement that those shareholders provide affidavits and lost instruments indemnities or surety bonds in form, substance, and amounts reasonably satisfactory to the Surviving Company or its exchange agent.

ARTICLE II
CHARTER DOCUMENTS, DIRECTORS, AND OFFICERS

2.01.           Certificate of Incorporation.  The Certificate of Incorporation of Newco as in effect immediately prior to the Effective Time of the Merger shall be amended and restated in the manner set forth in Exhibit A, and such Certificate of Incorporation, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law.

2.02.           Bylaws.  The Bylaws of NewCo as in effect immediately prior to the Effective Time of the Merger shall be amended and restated in the manner set forth in Exhibit B, and such Bylaws, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable law.

2.03.           Directors and Officers.  The directors and officers of Crescent immediately prior to the Effective Time of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law or the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

ARTICLE III
TERMS AND CONDITIONS

3.01.           Obligations of Crescent.  The obligations of Crescent under this Agreement shall be conditioned upon the occurrence of the following events:

(a)               The principal terms of this Agreement and Plan of Merger shall have been duly approved in the manner required by law by the holders of Crescent’s outstanding common and preferred stock; and

(b)              The approval of all appropriate bank or other regulatory authorities of the transactions contemplated by this Agreement, or confirmation by such bank or other regulatory authorities that no such approval is required.

ARTICLE IV
MISCELLANEOUS PROVISIONS

4.01.           Covenants of NewCo.  NewCo covenants and agrees that it will, on or before the Effective Time of the Merger: (a) qualify to do business as a foreign corporation in the State of North Carolina and in connection therewith appoint an agent for service of process as required under the provisions of Section 55-5-01 of the NCBCA; (b) file the Certificate of Merger with the Secretary of State of the State of Delaware; (c) file the Articles of Merger with the Secretary of State of the State of North Carolina; and (d) take such other actions as may be required by the NCBCA.

4.02.           Further Assurances.  From time to time, as and when required by NewCo or by its successors or assigns, there shall be executed and delivered on behalf of Crescent such deeds and other instruments, and there shall be taken or caused to be taken by NewCo and Crescent such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by NewCo the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authority of Crescent and otherwise to carry out the purposes of this Agreement, and the officers and directors of NewCo are fully authorized in the name and on behalf of Crescent or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.03.           Abandonment.  At any time before the Effective Time of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Crescent or of NewCo, or of both, notwithstanding the approval of the principal terms of this Agreement by the shareholders of Crescent or the adoption of this Agreement by the sole stockholder of NewCo, or by both.

4.04.           Amendment.  This Agreement may be amended, modified, or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of Crescent, by an agreement in writing approved by a majority of the Boards of Directors of the Constituent Corporations executed in the same manner as this Agreement; provided that an amendment made subsequent to applicable shareholder or stockholder approval shall not, unless approved by such shareholders or stockholders as required by law: (a) alter or change the amount or kind of shares, securities, cash, property, and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation; (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

4.05.           Headings and Captions.  Headings and captions of the Sections of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

4.06.           Entire Agreement.  This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transaction described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

4.07.           Governing Law.  This Agreement shall in all respects be construed, interpreted, and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the NCBCA.

4.08.           Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, Section, restriction, covenant, agreement, or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

4.09.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, Crescent and NewCo have each caused this Agreement to be executed in its name by its duly authorized officers as of the date first above written.

CRESCENT FINANCIAL CORPORATION A North Carolina business corporation

	BY:	/s/ Michael G. Carlton
Michael G. Carlton, President and CEO

ATTEST:

/s/ Bruce W. Elder
Bruce W. Elder, Secretary

[CORPORATE SEAL]

CRESCENT FINANCIAL BANCSHARES, INC. A Delaware corporation

	BY:	/s/ Michael G. Carlton
Michael G. Carlton, President

ATTEST:

/s/ Bruce W. Elder
Bruce W. Elder, Secretary

[CORPORATE SEAL]